Exhibit 99.2

Company: TRANSENTERIX, INC.

Conference Title: Q2 2020 TransEnterix, Inc. Earnings Call

Moderator: Mark Klausner

Date: August 5, 2020

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the TransEnterix Second Quarter Business Update Conference Call.

At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time.

I would now like to turn the call over to Mr. Mark Klausner of Westwicke. Please go ahead.

Mark Klausner – Westwicke Partners, LLC - Managing Partner

Thanks, Operator. Good afternoon, everyone, and thank you for joining us on today's call. On the call with me today are Anthony Fernando, President and Chief Executive Officer, and Brett Farabaugh, Interim Chief Financial Officer.

Before we begin, I would like to caution listeners that certain information discussed by Management during this conference call, including any guidance provided, are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company's business, including any impact from the COVID-19 pandemic. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with TransEnterix business, I encourage you to review the company's filings with the Securities and Exchange Commission, including the Form 10-K filed on March 16, 2020 and other filings we make with the SEC.

During this call, we will also present certain non-GAAP financial information related to adjusted net loss and adjusted earnings per share. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company's core operating results. Management uses non-GAAP measures to compare our performance relative to forecast and strategic plans, to benchmark our performance externally against competitors, and for certain compensation decisions. Reconciliations from U.S. GAAP to non-GAAP results are presented in the tables accompanying our earnings release, which can be found in the Investor Relations section of our website.

It is now my pleasure to turn the call over to TransEnterix President and Chief Executive Officer, Anthony Fernando.

Anthony Fernando – TransEnterix, Inc. – President, CEO and Director

Thanks, Mark, and thank you, all, for joining us today. On today's call, I will provide a quick update on the impact of COVID-19 during the quarter. Brett will then provide an update on our second quarter performance, after which I will provide an update on recent trends in the business and the progress made towards our 2020 strategic initiatives. Lastly, I will be taking your questions.

Starting with a quick COVID update. Throughout the second quarter, we were focused on operating while ensuring the health and safety of all our employees and their families. One of our key focus areas during the initial onset of the pandemic has been ensuring the continuity of our manufacturing operation in Milan, Italy. We are pleased to say that the facility is back up and running and operational at normal levels.

From a proactive initiative perspective, we took this time to pilot a novel remote support technology. One of the biggest hurdles in the time from when we sign an agreement with a hospital is the time to get a new site up and running. This requires sufficient training and support. As we are a global organization and have installations in a variety of geographies, it can be challenging to quickly have a team of surgeons get up to speed if clinical staff cannot be in person – particularly in a travel restricted environment. Our novel technology allows us to support our customers by offering training and case support remotely at both new and existing installations.

I will now turn the call over to Brett to provide the second quarter financial review.

Brett Farabaugh – TransEnterix, Inc. – Interim CFO

Thanks, Anthony.

In the quarter ended June 30, 2020, the company reported revenue of $0.7 million as compared to revenue of $3.6 million in the prior year quarter. Revenue in the second quarter included $153,000 in instruments and accessories, $162,000 in system leases, and $340,000 in services.

In the quarter, total operating expenses were $13.6 million as compared to $22.2 million in the prior year quarter. I would note that on a sequential basis our operating expenses decreased significantly from the first quarter of 2020, including $1.4 million in savings realized as the impact of our restructuring actions continue to be recognized and due to a reduction in travel and other costs due to the COVID-19 pandemic.

In the quarter, net loss attributable to common stockholders was $14.1 million as compared to a net loss of $20.2 million in the prior year quarter. In the quarter, the adjusted net loss attributable to common stockholders was $10.9 million as compared to an adjusted net loss of $19.2 million in the prior year quarter, after adjusting for the following charges: change in fair value of warrant liabilities, amortization of intangible assets, change in fair value of contingent consideration, and deemed dividend related to conversion of preferred stock into common stock.

Adjusted net loss attributable to common stockholders is a non-GAAP financial measure. See the reconciliation from GAAP to non-GAAP measures included in our press release. The company had cash and cash equivalents and restricted cash of approximately $16.2 million as of June 30, 2020.

I will now turn the call back to Anthony.

Anthony Fernando

Thanks, Brett.

I would now like to provide an update on recent performance as well as the progress we have made on the four key areas that we are focused on in 2020. Despite the challenging environment due to COVID-19, we have made significant progress in market development, clinical validation, portfolio expansion, and capital funding.

Beginning with new system installations. Our goal for 2020 was to have 12 to 15 new systems installed. Given the challenges faced by hospitals around the world as they deal with the ongoing COVID-19 pandemic, beginning in March 2020, there was uncertainty about our ability to get new systems installed in the near term. However, we have continued to make solid progress in line with our expectations up to this point in the year.

In the first quarter, we installed three systems, one in the U.S., one in Germany, and one in Japan. In the second quarter, we installed two systems, one in the U.S. at Sinai Health Chicago, and one in Germany at Sana Klinikum Esslingen. Subsequent to the end of the second quarter, we installed an additional system in Austria at LKH Feldkirch and signed a new agreement in the Netherlands at Maastricht UMC. In addition, we have one other signed agreement with a hospital where installation has not yet taken place as a result of COVID-19 at St. Marianna University School of Medicine Toyoko Hospital, a hospital in the greater Tokyo metropolitan area. This agreement was signed in the second quarter, and we are targeting the installation of Senhance at their facility in the third quarter.

To summarize, year-to-date, we have installed and started six clinical programs and have one pending installation in Japan and one other in the Netherlands, both planned for installation in the third quarter, totaling eight systems year-to-date, and keeping us on track towards our goal of installing 12 to 15 systems in 2020.

Shifting to our pipeline. We continue to have a strong global pipeline of potential hospital customers despite the current COVID-19 environment. A perfect example of this strength is in Europe where our pipeline has continued to expand. We attribute this to the execution of our strategic market development efforts – specifically our continued publication of clinical data across Europe, as well as the introduction of new instrumentation and indications for use, particularly the availability of a pediatric indication.

In Asia, momentum has tapered slightly as COVID-19 has taken priority with hospitals and administrators in key geographies, such as Japan. While we haven't seen pipeline accounts fall out of the funnel, we have seen increased uncertainty around timing of installation. Lastly, in the U.S., we continue to make progress in line with our expectations and feel good about our efforts as we have been able to place an additional system in the U.S. since the end of the first quarter of this year.

As part of our efforts to convert new customers, as well as quickly enable surgeons to begin doing cases using Senhance, we have put a significant emphasis on training. To optimize training in Asia and Europe, we expect to add dedicated training facilities, one in each geography, later this year. Once complete, we will provide incremental color on both of these new facilities.

Shifting to procedure volume. As with most other medical devices used in primarily elective procedures, we saw significant headwinds in the quarter. However, year-to-date, we have made great progress in driving procedural volumes. Prior to COVID, we had developed tremendous momentum, with February growing 116% over February of last year, and even with the material impact in March, first quarter procedure volumes grew approximately 43% over the first quarter of 2019. While we were negatively impacted in the second quarter, the momentum we generated in the first quarter helped drive the rebound in procedures in May and June. In the second quarter, total procedure volumes were down approximately 55% year-over-year. April was hit the hardest, after which we saw a rebound in May, and the rebound continued into June. The rebound is largely a function of our European installations in key geographies getting back to perform procedures after reopening during the quarter. Looking at the first six months of the year in total, our procedure volume was down 15% compared to the previous year.

Shifting to an update on our foundational sites. As a reminder, foundational sites are those that are performing procedures at an annualized rate of greater than 100 procedures per year. We currently have nine foundational sites, up from seven at the start of 2020, and expect to continue to add foundational sites during the second half of the year. The slowdown in elective procedures has slowed the expansion of these foundational sites in recent months.

Turning to clinical validation. In 2020, we continue to focus on the development of health, economic, and clinical performance data, with an emphasis on the cost impact of Senhance relative to traditional laparoscopy as well as other surgical robotic systems. The early trends are very positive, and we remain on track for some initial data to publish later this year. In addition, we expect that a handful of current Senhance users will continue to publish studies outlining their experiences and outcomes.

Moving on to our portfolio expansion efforts. Following the FDA clearance for the first machine vision system in robotic surgery with the Intelligent Surgical Unit, or ISU, we continued to progress towards additional indications with the technology. We are very excited to announce that we are planning to install the first set of ISUs at multiple clinical sites in the U.S. shortly, and the first cases are expected to be performed during the third quarter.

In the second quarter, we made our CE Mark submission for the ISU and expect to receive clearance by year-end. In addition, we continue to look to add incremental ISU features, namely the next generation of machine vision and augmented intelligence capabilities. Given some of the delays caused as a result of the COVID-19 shutdown, we now plan to file our next ISU feature set with the FDA in the first quarter of 2021. This next iteration of the ISU represents the next step in delivering on our digital strategy. We will continue to invest in the ongoing development of Senhance by bringing innovative technology and capabilities onto the platform.

We also remain focused on the expansion of indications in the U.S. for use with the Senhance System, with the initial efforts devoted to a broader general surgery indication, which we submitted to the FDA earlier this week. As it relates to our instrument expansion efforts, we are planning to file our FDA 510(k) submission for articulating instruments in the first quarter of 2021.

Finally, an update on capital funding. On July 6, we announced the closing of an underwritten public offering, including the full exercise of the over-allotment option, bringing in net proceeds of approximately $13.7 million. With current cash on hand, together with anticipated cash received from product and instrument sales and leases, we now believe that we have sufficient cash to support our operations into the second quarter of 2021.

From a cash conservation perspective, we continue to find ways to preserve cash, in the near term that includes reduced marketing, trade show, and T&E expenses. As part of an effort to be more efficient with our cash resources, we will soon be transitioning to a new corporate headquarters facility near our current facility in Research Triangle Park, North Carolina. This new facility will provide better utilization and functionality while at the same time reducing our expenses and streamlining operations.

Turning to guidance. Given the continued uncertainty that exists within the global healthcare market, we cannot currently predict the specific extent or duration of the impact of the COVID-19 outbreak on our financials and operating results. As a result, we are not providing forward-looking revenue guidance at this time.

To recap, even with the headwinds associated with COVID-19, we continue to make proactive steps to drive towards our goal for 2020 and set ourselves up for success in 2021 and beyond, and I'm very proud of our team and their response during this uncertain and unprecedented time. We are aggressively executing on the components of our long-term strategy while being mindful of our cash usage.

Year-to-date, we have made significant progress across the board: we have installed six systems globally and have two more under contract. Procedure volumes are showing signs of recovery. We have made tremendous progress towards the publication of compelling clinical evidence. We have expanded our indications for use with the clearance of the ISU in the U.S., the pediatric indication in Europe, and are making progress towards a general surgery indication in the U.S. And last but not least, we have bolstered our balance sheet. We remain very excited about the opportunity that exists for Senhance.

With that, I would like to open the line for questions.

Operator

Thank you. We will now begin the question-and-answer session. To join the question queue, you may press star, then one, on your telephone keypad. You will hear a tone acknowledging your request. If you are using a speakerphone, please pick up your handset before pressing any key. To withdraw your question, please press star, then two. We will pause for a moment as callers join the queue.

Our first question comes from Jeffrey Cohen with Ladenburg Thalmann. Please go ahead.

Jeffrey Cohen – Ladenburg Thalmann & Co. Inc. – MD of Equity Research

Hi, Anthony and Brett. How are you?

Anthony Fernando

Doing good, Jeff.

Jeffrey Cohen

Thanks again so much for the couple of surgeons that we were able to have some discussions with, and congrats on the general surgery filings. Does that sound like something that will take quarters to turn around, or is that something that you think could happen more swiftly?

Anthony Fernando

Jeff, I think that, difficult timeline prior to COVID, but something in the four- to six-month range. So, given COVID, I know they had some delays in intake as well, so we are not sure exactly of the timeline, but pre-COVID, it's been a four- to six-month kind of timeframe. So we are hopeful it'll be sometime in that timeframe, not knowing exactly what the current timelines and delays on the FDA front, but it should be – I think that should be the average number we should be expecting to hear back from them.

Jeffrey Cohen

Okay. Could you talk a little bit about the AI ISU platform? You mentioned that it's in some sites now in the U.S. Can you talk about those sites and some of the experiences they had, and then remind us with your filing to the EU, what might that turnaround time be like?

Anthony Fernando

Sure, Jeff. So just to clarify, we have not installed these systems at U.S. hospitals yet. We are planning to do so, hopefully towards the end of this month or early September will be the installations, and then soon after the install, we'll be performing clinical cases in the U.S.

And with respect to Europe, again, the same product – the same product that we got approved in the U.S. is what we've submitted in Europe now, and the timeline, again, approximately towards the end of this year is when we are expecting to hear back from the notified bodies in Europe so that we can get the ISU integrated into the system in Europe as well.

Jeffrey Cohen

Okay. Got it. And then as far as utilization of the platform out there, you talked about Q1 being up 43% and Q2 down 55%. I imagine, could you talk about July over June and if that was better, and then talk about back half of the year, if you could? Does it sound like or seem like to you that the trajectory from Q2 to Q3 may be there in the positive sense, and will we see some carry through into the fourth quarter as well?

Anthony Fernando

I think so. I think April was the real low point, and since April – May was better than April, and June was better than May, and July is better than June. So, we've been on the uptick primarily because of the re-openings in Europe. They've kind of been leading the way in terms of procedures. So we are definitely hoping to have a much better third quarter in terms of cases compared to the second quarter. So definitely, I think cases are going in the right direction. It's trending the right way, but I think we've continued to see modest growth from quarter to quarter in Q3 and then on to Q4.

Jeffrey Cohen

Okay, got it. Lastly, for me, any experience from the field as far as some commentary, as far as your articulation, the ensuing articulation in the five millimeter size from users out there? Are there – can you give us a sense of the number of users or the percentage of systems out there that are utilizing the articulation now?

Anthony Fernando

Yes. So I think, Jeff, like we said, we've been on somewhat of a limited launch in Europe, and the articulated instruments are being used. Obviously, more surgeons are using it, and we're getting some really good feedback and very positive feedback from the surgeons. So that's currently in Europe, and we’ve continued to expand utilization of it with the surgeons in Europe. The rest of this year – that’s kind of the plan we laid out and we’ll continue to do that in Europe through the third and fourth quarter.

Jeffrey Cohen

Okay. Got it. That does it for me. Thanks for taking the questions.

Anthony Fernando

Thank you, Jeff.

Operator

Our next question comes from James Meyer with RBC Wealth Management. Please, go ahead.

James Meyer – RBC Wealth Management

I would just like to thank you for saving the company and the hard work you do. That's all. Carry on.

Anthony Fernando

Thank you, James.

Operator

That concludes our question-and-answer session for today. I would now like to turn the call back to Anthony Fernando for closing remarks.

Anthony Fernando

Thank you, all, for joining us on today's call. We appreciate your interest in TransEnterix and look forward to updating you on our progress next quarter. Thank you very much.

Operator

This concludes today's conference call. You may disconnect your lines. Thank you for participating and have a pleasant day.